press information
MOOG INC., EAST AURORA, NEW YORK 14052    TEL-716/652-2000    FAX -716/687-4457

release date	Immediate January 12, 2006	contact	Ann Marie Luhr 716-687-4225

MOOG ANNOUNCES MEDICAL DEVICES ACQUISITION

East Aurora, NY, Moog Inc. (NYSE: MOG.A and MOG.B) announced today that it has entered into a definitive agreement to acquire ZEVEX International, Inc. (NASDAQ: ZVXI) for $13.00 in cash per sh are of ZEVEX common stock. The agreement also provides that each holder of options for ZEVEX common stock will receive an amount equal to the difference between $13.00 and the exercise price of the option. At closing, the total cash consideration by Moog is expected to total $83.8 million. Moog will use its existing revolving credit facility to finance the transaction.
ZEVEX, founded in 1986, distributes a complete line of portable pumps, stationary pumps, and disposable sets that are used in the delivery of enteral nutrition for hospital, nursing home, and patient home use. These are marketed under the brand names EnteraLite® and EnteraLite Infinity®. The Company also produces ultrasonic sensors, optical sensors, ultrasonic surgical handpieces, nutrition infusion, and organ perfusion for organ transport.
ZEVEX employs 178 people in Salt Lake City, Utah and maintains a direct sales force across the United States. Distribution relationships with domestic and international partners are expected to continue.
The acquisition expands Moog’s participation in the medical devices market, adding to the fiscal 2006 acquisitions of Curlin Medical and McKinley Medical. For the trailing twelve months ended September 2006, ZEVEX sales were $41 million, an increase of 53% over the comparable period a year ago. Over the most recent twelve-month period, two-thirds of revenues were related to infusion therapy and the balance generated by hand pieces, sensors, and organ transport systems.
“This acquisition is a perfect fit based on the excellent product offering and quality reputation of Zevex,” said Martin Berardi Vice President and head of the Medical Devices segment of Moog.

Closing is expected to take place in March 2007, subject to approval by ZEVEX shareholders and appropriate regulatory approvals. Assuming a March 2007 closing, Moog’s Medical Devices segment sales will approach $65 million, including $25 million in sales associated with ZEVEX for a half year. This acquisition will be neutral to Moog’s earnings per share for the year ending September 29, 2007 due to the first year purchase accounting adjustments.
Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industry machinery, and medical equipment. Additional information about the company can be found on its website, www.moog.com.
ZEVEX International, Inc. is a diversified medical device company committed to creating products that transform life with patented and proprietary medical device technologies — from sensors and surgical tools to medical electronic systems. Additional information about the company can be found on its website, www.zevex.com.
Cautionary Statement
Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our significant indebtedness which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) increased cash funding requirements for pension plans, which could occur in future years if future plan results differ from assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with the acquired businesses for which are not indemnified, (xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xx) the possibility that litigation may result unfavorably to us, (xxi) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations and (xxii) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.